UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2018

SEATTLE GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address, including zip code, of principal executive office)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets

As previously disclosed, Seattle Genetics, Inc. (“Seattle Genetics”), entered into an Agreement and Plan of Merger, dated as of January 30, 2018 (the “Merger Agreement”), by and among Seattle Genetics, Valley Acquisition Sub, Inc., a wholly owned subsidiary of Seattle Genetics (“Merger Sub”), and Cascadian Therapeutics, Inc. (“Cascadian Therapeutics”).

In accordance with the terms of the Merger Agreement, Merger Sub commenced a tender offer for all of Cascadian Therapeutics’ outstanding shares of common stock, par value $0.0001 per share (the “Shares”), at a purchase price of $10.00 per Share, net to seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes (the “Offer”). The Offer expired at 12:00 midnight, New York City time, on March 9, 2018 (one minute after 11:59 p.m., New York City time, on March 8, 2018) as scheduled and was not extended. According to the depositary for the Offer, as of the expiration of the Offer, 50,195,129 Shares (excluding Shares with respect to which notices of guaranteed delivery were delivered) were validly tendered and not validly withdrawn pursuant to the Offer, representing approximately 91% of the outstanding Shares and a sufficient number of Shares such that the minimum tender condition to the Offer was satisfied. In addition, the depositary has advised Seattle Genetics that notices of guaranteed delivery have been delivered with respect to 144,625 additional Shares, representing less than 1% of the outstanding Shares. All other conditions to the Offer were satisfied or waived. As a result, immediately after the expiration of the Offer, Merger Sub irrevocably accepted for payment all Shares that were validly tendered and not validly withdrawn pursuant to the Offer and payment for such Shares has been made to the depositary, which will act as agent for tendering stockholders whose Shares have been accepted for payment, in accordance with the terms of the Offer.

Also on March 9, 2018, Seattle Genetics completed the acquisition of Cascadian Therapeutics through the merger of Merger Sub with and into Cascadian Therapeutics, with Cascadian Therapeutics surviving as a subsidiary of Seattle Genetics (the “Merger”). The merger was governed by Section 251(h) of the Delaware General Corporation Law, with no stockholder vote required to consummate the merger. At the effective time of the merger, each Share outstanding immediately prior to the effective time (other than Shares owned by stockholders who properly demanded appraisal in connection with the merger and Shares owned by Seattle Genetics, Merger Sub or any other wholly owned subsidiary of Seattle Genetics and Shares owned by Cascadian Therapeutics or any wholly owned subsidiary of Cascadian Therapeutics, and in each case not held on behalf of third parties) was cancelled and converted into the right to receive the same Offer Price, without interest, less any applicable withholding taxes.

In connection with the closing of the Offer and the merger, Seattle Genetics paid approximately $553 million for the Shares, not including related transaction fees and expenses. Seattle Genetics funded these payments from available cash on hand.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement filed as Exhibit 2.1 of the Current Report on Form 8-K filed by Seattle Genetics on January 31, 2018, and is incorporated herein by reference.

Item 8.01.	Other Events

On March 9, 2018, Seattle Genetics issued a press release announcing the expiration and results of the Offer and the expected consummation of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

On March 9, 2018, Seattle Genetics issued a press release announcing the consummation of the Merger. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 30, 2018, by and among Seattle Genetics, Inc., Valley Acquisition Sub, Inc. and Cascadian Therapeutics, Inc. (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Seattle Genetics, Inc. on January 31, 2018)*

99.1	Press Release dated March 9, 2018, announcing expiration and results of the Offer.

99.2	Press Release, dated March 9, 2018, announcing the consummation of the Merger.

*	Pursuant to Item 601(b)(2) of Regulation S-K, the registrant hereby agrees to supplementally furnish to the Securities and Exchange Commission upon request any omitted schedule or exhibit to the Merger Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2018

SEATTLE GENETICS, INC.

By:	/s/ Jean Liu
Name:	Jean Liu
Title:	General Counsel & Executive Vice President, Legal Affairs